T. ROWE PRICE INSTITUTIONAL INTERNATIONAL FUNDS, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price Institutional International Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into one (1) new class of Common Stock to be designated the T. Rowe Price Global Value Equity Fund.

 SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series on the respective dates indicated in the parentheses following the name of the series: T. Rowe Price Institutional International Growth Equity Fund (June 23, 1989 and as renamed on June 1, 2010), T. Rowe Price Institutional Emerging Markets Equity Fund (July 25, 2002), T. Rowe Price Institutional Global Focused Growth Equity Fund (April 19, 2006 and as renamed on November 1, 2013), T. Rowe Price Institutional Emerging Markets Bond Fund (September 14, 2006), T. Rowe Price Institutional Africa & Middle East Fund (February 6, 2008), T. Rowe Price Institutional Global Growth Equity Fund (July 24, 2008 and as renamed on November 1, 2013), T. Rowe Price Institutional International Disciplined Equity Fund (April 29, 2010 and as renamed on March 1, 2019), T. Rowe Price Institutional International Core Equity Fund (July 21, 2010), T. Rowe Price Institutional Global Value Equity Fund (April 24, 2012 and to be renamed on March 1, 2020), T. Rowe Price Institutional Frontier Markets Equity Fund (May 27, 2014), and T. Rowe Price Global Value Equity Fund (February 4, 2020). Each such series shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding in all of such series. All shares of each series have the powers, preferences, other special rights, qualifications, restrictions and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series.

 THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price Institutional International Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on February 4, 2020.

WITNESS:	T. ROWE PRICE INSTITUTIONAL INTERNATIONAL FUNDS, INC.
/s/Shannon Hofher Rauser By:__________________________ Shannon Hofher Rauser, Assistant Secretary	/s/Darrell N. Braman By:_________________________________ Darrell N. Braman, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Institutional International Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Darrell N. Braman

____________________________

Darrell N. Braman, Vice President

Agmts\ArtSuppGVE.doc